+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

   Holcombe                         Marie                              A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                             700 Nepperhan Avenue
--------------------------------------------------------------------------------
                                   (Street)

   Yonkers                           NY                              10701
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Hudson  Valley Holding Corp.
                                            -----------------------------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)
                --------------

4.  Statement for Month/Year Aug-00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [_] Officer             [X] 10% Owner    [_] Other
                        (give title)                             (Specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [_]  Form filed by One Reporting Person
    [X]  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          if In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code    V   Amount        (A) or    Price           (Instr. 3 and 4)     (I)           ship
                                                            (D)                                            (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock        7/12/2000    S              6,163         D        36.50        391,478                I         By Self as
                                                                                                                       Trustee for
                                                                                                                          GRAT
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

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
       Reminder: Report on a separate line for each class of securities
       beneficially owned or indirectly.                                 (Over)

                           (Print or Type Response)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V             A                D

-----------------------------------------------------------------------------------------------------------------------------
    N/A
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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


                         /s/ Marie A. Holcombe                 9/4/00
                         ---------------------------------     -------
                         **Signature of Reporting Person        Date


       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

                            Joint Filer Information
                            -----------------------


Name:                         Gregory F. Holcombe

Address:                      700 Nepperhan Avenue
                              Yonkers, New York 10701

Designated Filer:             Marie A. Holcombe

Issuer:                       Hudson Valley Holding Corp.

Statement for Month/Year:     August 2000

Signature:                    /s/ Gregory F. Holcombe
                              ----------------------------

                              Date:  9/4/00
                                     ------

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